As filed with the Securities and Exchange Commission on March 5, 2010
     Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PostRock Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	27-0981065
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(Address, including zip code, of registrant’s principal executive offices)

PostRock Energy Corporation 2010 Long-Term Incentive Plan
Quest Resource Corporation 2005 Omnibus Stock Award Plan
Quest Energy Partners, L.P. Long-Term Incentive Plan
Stock options originally granted by Quest Resource Corporation (“QRCP”) outside of the Quest Resource
Corporation 2005 Omnibus Stock Award Plan and restricted unit awards originally granted by Quest Midstream
Partners, L.P. (“QMLP”), in each case assumed by PostRock Energy Corporation (“PostRock”) pursuant to the
Agreement and Plan of Merger, dated as of July 2, 2009 and amended as of October 2, 2009 (as so amended, the “Merger Agreement”), among PostRock, QRCP, Quest Energy Partners, L.P. (“QELP”), QMLP and the other parties thereto (the “Non-Plan Assumed Awards”)
(Full title of the plans)

David C. Lawler
President and Chief Executive Officer
PostRock Energy Corporation
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(405) 600-7704
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Tull R. Florey
Laura Lanza Tyson
Baker Botts L.L.P.
910 Louisiana
Houston, Texas 77002-4995
(713) 229-1234
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     Approximate date of commencement of proposed sale of securities pursuant to the plans: Upon, but not prior to, the effectiveness of the transactions contemplated by the Merger Agreement.
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
Title of securities to	to be	offering price	aggregate	registration
be registered	registered (1)	per share	offering price	fee
Common Stock, $0.01 par value	1,484,447 shares (2)	(3)	$17,097,316 (3)	$1,220

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plans as a result of the antidilution provisions thereof.

(2)	The shares of PostRock common stock being registered hereby include (a) 850,000 shares to be offered under the PostRock Energy Corporation 2010 Long-Term Incentive Plan, (b) 77,400 shares to be offered with respect to awards originally granted by QRCP under the Quest Resource Corporation 2005 Omnibus Stock Award Plan assumed by PostRock pursuant to the Merger Agreement, (c) 268,192 shares to be offered with respect to awards originally granted by QELP under the Quest Energy Partners, L.P. Long-Term Incentive Plan assumed by PostRock pursuant to the Merger Agreement and (d) 288,855 shares to be offered pursuant to the Non-Plan Assumed Awards. In no event shall any shares of PostRock common stock be offered pursuant to this Registration Statement prior to the effectiveness of the transaction contemplated by the Merger Agreement.

(3)	Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act solely for the purpose of computing the registration fee and based upon (a) the aggregate exercise price of the options to purchase 670,000 shares of QRCP common stock that will become options to purchase 38,525 shares of PostRock common stock upon consummation of the transactions pursuant to the Merger Agreement ($1,076,500) and (b) with respect to the balance of the shares of PostRock common stock registered hereby, the product obtained by multiplying 1,445,922 by $11.08, which equals the average of (i) $10.96, the equivalent per share price for QRCP common stock obtained by dividing the average of the high and low prices of shares of QRCP common stock as reported on the Nasdaq Global Market on March 4, 2010 by 0.0575 (the QRCP exchange ratio pursuant to the Merger Agreement), and (ii) $11.19, the equivalent per share price for QELP common units obtained by dividing the average of the high and low prices of QELP common units as reported on the Nasdaq Global Market on March 4, 2010 by 0.2859 (the QELP exchange ratio pursuant to the Merger Agreement). PostRock has used this method as an estimate of the market value of the shares of PostRock common stock since the book value per share of PostRock common stock, on a pro form basis after giving effect to the transactions contemplated by the Merger Agreement, is negative.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the information concerning the plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     This Registration Statement incorporates by reference the following documents and information, which PostRock has filed with the SEC:
(a)	PostRock’s joint proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act on February 8, 2010 (the “Prospectus”); and

(b)	The description of common stock contained in PostRock’s Registration Statement on Form 8-A filed with the SEC on February 18, 2010.
     All documents subsequently filed by PostRock pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents (other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K).
     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not Applicable.
Item 5. Interests of Named Experts and Counsel.
          Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Delaware General Corporation Law
     Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, or

•	any transaction from which the director derived an improper personal benefit.
     Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by a director or officer in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by PostRock’s certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise. Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.
     PostRock’s Restated Certificate of Incorporation
     PostRock is a Delaware corporation. PostRock’s restated certificate of incorporation, which will be effective upon the consummation of the transactions contemplated by the Merger Agreement (the “Recombination”), provides that no director will be personally liable to PostRock or its stockholders for monetary damages for breach of a fiduciary duty as a director to the fullest extent permitted by the DGCL.
     PostRock’s Bylaws
     PostRock’s bylaws that will become effective upon consummation of the Recombination provide that PostRock will indemnify and hold harmless, to the fullest extent permitted by applicable law in effect as of the date of the effectiveness of the bylaws and to such greater extent as applicable law may thereafter permit, any person who is or is threatened to be made a witness in or a party to any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of PostRock or is or was serving at the request of PostRock as a director, officer or other designated legal representative of another entity (“corporate status”) against any and all losses, liabilities, costs, claims, damages and expenses actually and reasonably incurred by such person or on his or her behalf by reason of his corporate status.
     Merger Agreement
     Pursuant to the Merger Agreement, PostRock has agreed, except as set forth in the confidential disclosure letters of the parties:

•	for a period of six years after the effective time of the consummation of the Recombination, to indemnify, hold harmless and advance expenses to, to the greatest extent permitted by law, each person who is, or has been at any time prior to the effective time of the Recombination, an officer or director of QRCP, Quest Energy GP, LLC (“QEGP”) or Quest Midstream GP, LLC (“QMGP”) or their respective subsidiaries, with respect to all acts or omissions by them in their capacities as such or taken at the request of QRCP, QELP or QMLP, as applicable, at any time prior to the effective time of the Recombination;

•	to honor all indemnification agreements, expense advancement and exculpation provisions with any of such officers or directors of QRCP, QEGP or QMGP or their respective subsidiaries (including under the organizational documents) in effect as of the date of the Merger Agreement; and

•	for a period of six years after the effective time of the Recombination, to maintain officers’ and directors’ liability insurance covering the individuals who are, or at any time prior to the effective time of the Recombination were, covered by the existing officers’ and directors’ liability insurance policies of QRCP, QELP or QMLP, as applicable, on terms substantially no less advantageous to such individuals, provided that, in connection with procuring such insurance, PostRock will not be required to pay annual premiums in an aggregate amount in excess of 300% of the aggregate amount of the last annual premium paid by QRCP, QELP and QMLP prior to the date of the Merger Agreement with respect to the existing insurance (it being understood that, if such 300% cap is met, PostRock will purchase as much coverage for the officers and directors who were the beneficiaries of the existing insurance as reasonably practicable for such amount).
Item 7. Exemption From Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

Exhibit
Number	Document

4.1*	Form of Restated Certificate of Incorporation of PostRock to be in effect upon the closing of the Recombination (incorporated by reference herein to Exhibit 2.2.1 to Annex A to the Prospectus).

4.2*	Form of Bylaws of PostRock to be in effect upon the closing of the Recombination (incorporated by reference herein to Exhibit 2.2.2 to Annex A to the Prospectus).

4.3*	Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 4.1 to PostRock’s Registration Statement on Form S-4/A filed on December 17, 2009, Registration No. 333-162366).

4.4*	PostRock Energy Corporation 2010 Long-Term Incentive Plan (incorporated by reference herein to Annex B to the Prospectus).

4.5*	Quest Resource Corporation 2005 Omnibus Stock Award Plan (incorporated herein by reference to Exhibit 10.4 to QRCP’s Current Report on Form 8-K filed on February 6, 2008, File No. 0-17371).

4.6*	Amendments to Quest Resource Corporation 2005 Omnibus Stock Award Plan (incorporated herein by reference to Appendix A to QRCP’s proxy statement filed on May 20, 2008, File No. 0-17371).

4.7*	Quest Energy Partners, L.P. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 to QELP’s Current Report on Form 8-K filed on November 21, 2007, File No. 1-33787).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.2	Consent of UHY LLP.

23.3	Consent of Cawley, Gillespie & Associates, Inc.

*	Incorporated by reference to the filing indicated.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, PostRock Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on March 5, 2010.

POSTROCK ENERGY CORPORATION
By:	/s/ David C. Lawler
David C. Lawler
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 5, 2010.

Signature	Title

/s/ David C. Lawler David C. Lawler	President and Director (Principal Executive Officer)

/s/ Eddie M. LeBlanc, III Eddie M. LeBlanc, III	Treasurer and Secretary (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit
Number	Document

4.1*	Form of Restated Certificate of Incorporation of PostRock to be in effect upon the closing of the Recombination (incorporated by reference herein to Exhibit 2.2.1 to Annex A to the Prospectus).

4.2*	Form of Bylaws of PostRock to be in effect upon the closing of the Recombination (incorporated by reference herein to Exhibit 2.2.2 to Annex A to the Prospectus).

4.3*	Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 4.1 to PostRock’s Registration Statement on Form S-4/A filed on December 17, 2009, Registration No. 333-162366).

4.4*	PostRock Energy Corporation 2010 Long-Term Incentive Plan (incorporated by reference herein to Annex B to the Prospectus).

4.5*	Quest Resource Corporation 2005 Omnibus Stock Award Plan (incorporated herein by reference to Exhibit 10.4 to QRCP’s Current Report on Form 8-K filed on February 6, 2008, File No. 0-17371).

4.6*	Amendments to Quest Resource Corporation 2005 Omnibus Stock Award Plan (incorporated herein by reference to Appendix A to QRCP’s proxy statement filed on May 20, 2008, File No. 0-17371).

4.7*	Quest Energy Partners, L.P. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 to QELP’s Current Report on Form 8-K filed on November 21, 2007, File No. 1-33787).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.2	Consent of UHY LLP.

23.3	Consent of Cawley, Gillespie & Associates, Inc.

*	Incorporated by reference to the filing indicated.